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                         THE EMERGING MEXICO FUND, INC.
                          1285 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019




June 15, 1998


Dear Stockholder:

The Fund's Annual Meeting of Stockholders, scheduled for June 24, 1998, is now less than two weeks away. If you have not already done so, we strongly urge you to vote your shares:

         FOR the election of the current Directors (Proposal 1) and the ratification of auditors (Proposal 2),

         AGAINST the proposal to convert the Fund to open-end status (Proposal 3) and

         AGAINST the proposal to terminate the current investment advisory agreement with Santander Management, Inc. (Proposal 4).

For your convenience, enclosed is a new proxy card and postage paid return envelope. If you have not yet voted, or would like to change your previous vote, please sign, date and return the enclosed proxy card today. If you hold your shares in the name of a bank or broker which provides voting by toll-free telephone call, please follow the instructions on your proxy card to vote by telephone.

                    INSTITUTIONAL SHAREHOLDER SERVICES HAS
              RECOMMENDED A VOTE AGAINST THE PROPOSALS TO CONVERT
              TO OPEN-END STATUS AND TO TERMINATE THE INVESTMENT
                    ADVISORY AGREEMENT (PROPOSALS 3 AND 4)

We are pleased to report that Institutional Shareholder Services (ISS), the country's leading independent proxy advisory service, has recently recommended that its clients vote AGAINST PROPOSALS 3 AND 4.

In its recommendation to vote AGAINST Proposal 3, ISS concluded that the "COSTS ASSOCIATED WITH CONVERTING THE FUND, IN ADDITION TO THE POTENTIAL RISKS TO LONG-TERM SHAREHOLDER VALUE, OUTWEIGH THE POTENTIAL BENEFITS OF THE CONVERSION."* Proxy Analysis, page 5.

In recommending a vote AGAINST Proposal 4, the proposal to terminate the current investment advisory agreement, ISS noted that analysts have stated that the "IMPRESSIVE GROWTH IN THE FUND'S NET ASSET VALUE ATTEST TO SANTANDER'S EXCELLENT PERFORMANCE."* Proxy Analysis, page 5.

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* Permission to use these quotations was neither sought nor obtained.

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You should also know that Merrill Lynch recently issued a research report on closed-end country funds. Discount Dilemma: Closed-Ends Under Siege?, May 27, 1998. That report echoed your Board's concerns about the potential harm to a closed-end fund's performance caused by conversion to open-end status, as more fully discussed in the Fund's proxy statement. This is the recent report from an independent investment firm reaching the same conclusion about the open-ending of closed-end funds.

In short, analyses by highly regarded independent investment community professionals have been in accord with the position of your Fund's Board of Directors.

Your Board of Directors remains committed to the interests of all the Fund's stockholders. Please show your support by signing, dating and returning the enclosed proxy card with a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

Very truly yours,

                The Directors of The Emerging Mexico Fund, Inc.

  /s/ Gonzalo de Las Heras  /s/ Philip L. Bullen       /s/ Rodney B. Wagner
    Gonzalo de Las Heras       Philip L. Bullen           Rodney B. Wagner

                /s/ Edgar R. Fiedler    /s/ Richard S. Weinert
                   Edgar R. Fiedler        Richard S. Weinert

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            IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER,
                  ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES.
             PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT
                     TO EXECUTE ON YOUR BEHALF A PROXY CARD
         WITH A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4

         IF YOUR BANK OR BROKER PROVIDES VOTING BY TOLL-FREE TELEPHONE
       CALL, PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY
                                   TELEPHONE.

              IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE,
                      PLEASE CONTACT OUR PROXY SOLICITOR:

                           INNISFREE M&A INCORPORATED

                           TOLL FREE - 1-888-750-5834

                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022
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